Exhibit 99.1

For immediate release	February 15, 2023

Crown Crafts Reports Fiscal 2023 Third Quarter Results

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) a designer, marketer and distributor of infant, toddler and juvenile consumer products, today reported results for the third quarter of fiscal year 2023, which ended January 1, 2023.

Fiscal 2023 Third Quarter Summary

●	Net sales of $19.0 million compared to $22.7 million in the prior-year quarter
●	Net income of $1.3 million or $0.13 per diluted share
●	Cash and equivalents increased sequentially from $2.3 million to $3.1 million
●	Inventories of $25.8 million compared to $27.7 million in the second quarter of fiscal 2023
●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our fiscal third quarter results reflect the ongoing macroeconomic challenges facing our customers and the overall retail industry. We believe that we are well-positioned to continue to navigate these issues thanks to our strong customer relationships and product offerings,” said Olivia W. Elliott, President and Chief Executive Officer of the Company. “We also effectively managed our inventory, reducing our balance in a quarter where levels historically rise, and increased our cash position versus the second quarter. We will continue our efforts to diligently manage our inventory levels and improve profitability across our business.”

Financial Results

Net income for the third quarter of fiscal 2023 was $1.3 million, or $0.13 per diluted share, on net sales of $19.0 million, compared with net income of $2.4 million, or $0.24 per diluted share, on net sales of $22.7 million for the third quarter of fiscal 2022. Gross profit for the current-year quarter was 23.7% of net sales, compared to 27.1% of net sales in the prior-year quarter.

For the nine-month fiscal period, net income was $4.8 million, or $0.48 per diluted share, on net sales of $53.4 million, compared with net income of $7.5 million, or $0.74 per diluted share, on net sales of $61.7 million for the first nine months of fiscal 2022. Gross profit for the first nine months of fiscal 2023 was 28.3% of net sales, up from 27.4% of net sales in the prior-year period. Fiscal 2022 net income was impacted favorably by a pre- and post-tax $2.0 million gain on extinguishment of debt related to the forgiveness of the Company’s Paycheck Protection Program Loan (the “PPP Loan”). The prior year also included net sales of $638,000 and a net loss of $797,000 associated with the Carousel Designs business, which ceased operations in May 2021.

Excluding the impact of the PPP Loan and Carousel from the prior-year nine-month period, prior-year net sales, gross margin percentage, net income and diluted earnings per share would have been $61.0 million, 28.8%, $6.3 million and $0.63, respectively.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 7, 2023, to stockholders of record at the close of business on March 17, 2023. “The Board has evaluated both the current strength of our Company and our long-term strategy for profitable growth, and as a result, we are pleased to announce this dividend as part of our commitment to return long-term value to our stockholders,” Elliott said.

Conference Call

The Company will host a teleconference today at 10:00 a.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on May 15, 2023. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 2817791.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its two wholly-owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Company Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner or John Beisler, Senior Vice President
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	January 1, 2023	December 26, 2021	January 1, 2023	December 26, 2021
Net sales	$19,004	$22,742	$53,440	$61,674
Gross profit	4,506	6,170	15,105	16,894
Gross profit percentage	23.7%	27.1%	28.3%	27.4%
Income from operations	1,764	3,076	6,214	7,270
Gain on extinguishment of debt	-	-	-	1,985
Income before income tax expense	1,768	3,037	6,379	9,289
Income tax expense	420	605	1,557	1,806
Net income	1,348	2,432	4,822	7,483
Basic and diluted earnings per share	$0.13	$0.24	$0.48	$0.74

Weighted Average Shares Outstanding:
Basic	10,118	10,078	10,096	10,045
Diluted	10,133	10,107	10,116	10,075

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	January 1, 2023
	(Unaudited)	April 3, 2022
Cash and cash equivalents	$3,076	$1,598
Accounts receivable, net of allowances	18,874	23,226
Inventories	25,782	20,653
Total current assets	49,233	46,508
Operating lease right of use assets	1,320	2,423
Finite-lived intangible assets - net	2,293	2,654
Goodwill	7,125	7,125
Total assets	$61,369	$60,155

Total current liabilities	9,922	11,786
Operating lease liabilities, noncurrent	443	809

Shareholders’ equity	48,952	45,801
Total liabilities and shareholders’ equity	$61,369	$60,155